United States

Securities and Exchange Commission

Washington, D.C. 20549

FORM 8-K

Current Report Pursuant to

Section 13 or 15(d) of the Securities Exchange Act of 1934

October 3, 2016

Date of Report (Date of earliest event reported)

SAKER AVIATION SERVICES, INC.

(Exact name of registrant as specified in its charter)

Nevada	000-52593	87-0617649
(State of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

20 South Street, Pier 6 East River, New York, NY	10004
(Address of principal executive offices)	(Zip Code)

(212) 776-4046

(Registrant’s telephone number, including area code)

Not applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

On October 3, 2016, FBO Air Garden City, Inc. d/b/a Saker Aviation Services, a wholly-owned subsidiary of Saker Aviation Services, Inc., a Nevada corporation and the registrant (the "Company"), executed a Stock Purchase Agreement (the "Stock Purchase Agreement") with Aircraft Services, Inc., a Kansas corporation ("Aircraft Services"), and Aircraft Services' two shareholders, Gary G. Keller and Kim L. Keller (collectively, the "Shareholders"). Aircraft Services conducts its aircraft maintenance business at the Garden City Regional Airport in the State of Kansas. Other than in respect of the Stock Purchase Agreement, there is no material relationship among the Company or its affiliates, on the one hand, and Aircraft Services or the two Shareholders, on the other hand. A copy of the Stock Purchase Agreement without exhibits or schedules will be filed as an Exhibit to Company’s upcoming quarterly report on Form 10-Q.

Pursuant to the Stock Purchase Agreement, the Company acquired all of the outstanding shares of capital stock of Aircraft Services from the Shareholders for purchase consideration of $150,000 in cash at closing and $150,000 in future installment payments. The closing cash payment was funded with the Company’s internal resources. The closing of the acquisition did not require Saker shareholder approval.

The summary of the Stock Purchase Agreement is qualified in its entirety by reference to the full of the agreement which will be filed as an Exhibit to Company’s upcoming quarterly report on Form 10-Q.

On October 7, 2016, Saker issued a press release announcing the acquisition of Aircraft Services. The press release is attached as Exhibit 99.1 to this Form 8-K.

Item 2.01. Completion of Acquisition or Disposition of Assets.

The disclosure set forth above in Item 1.01 is incorporated by reference herein.

Item 9.01 Financial Statements and Exhibits.

(d)	Exhibits.

99.1       Saker Aviation Services, Inc. Press Release dated October 7, 2016.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: October 7, 2016		saker aviation services, inc.

	By:	/s/ Ronald J. Ricciardi
Ronald J. Ricciardi
President